Exhibit 99.1

Investor Relations Update

April 8, 2014

On December 9, 2013, the Plan of Reorganization of AMR Corporation became effective and the related merger transaction was completed. As a result, US Airways Group became a wholly-owned subsidiary of the reorganized AMR Corporation (renamed American Airlines Group Inc., or AAG). AAG is providing guidance on a combined basis for 2014. In addition, this guidance reflects certain reclassifications to conform to the new American Airlines Group Inc. financial statement presentation.

General Overview

•	Capacity—2014 total system capacity is expected to be up approximately 3% vs. 2013 primarily due to more active aircraft, larger gauge aircraft replacing smaller gauge legacy aircraft, and longer stage length. Full year domestic capacity is expected to be up approximately 1% and international capacity is expected to be up approximately 7% vs. 2013.

•	Cash—As of March 31, 2014, the Company had approximately $10.6 billion in total cash and investments, of which $947 million was restricted. The Company also has an undrawn revolving credit facility of $1.0 billion. Approximately $750 million of the Company’s unrestricted cash balance was held in Venezuelan bolivars, valued at the weighted average applicable exchange rate of 6.32 bolivars to the dollar. This includes approximately $94 million valued at 4.3 bolivars, approximately $611 million valued at 6.3 bolivars, and approximately $45 million valued at 10.7 bolivars, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. In the first quarter 2014, the Venezuelan government announced that a newly-implemented system (SICAD I) will determine the exchange rate (which fluctuates as determined by weekly auctions and is currently 10.0 bolivars to the dollar) for repatriation of cash proceeds from ticket sales after January 1, 2014, and introduced new procedures for approval of repatriation of local currency. The Company is continuing to work with Venezuelan authorities regarding the timing and exchange rate applicable to the repatriation of funds held in local currency, is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for potential impairment.

•	Fuel—For the first quarter 2014, AAG expects to pay an average of between $3.08 and $3.13 per gallon of mainline jet fuel (including taxes & hedges). Forecasted volume and fuel prices are provided in the tables below. The Company has hedges in place into 2015 but has not entered into any new hedge contracts since closing the merger.

•	Cargo / Other Revenue—Includes cargo revenue, frequent flyer revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, simulator rental, airport clubs and inflight service revenues.

•	Taxes / NOL—As of Dec. 31, 2013, AAG had approximately $10.6 billion of net operating losses (NOLs) available to reduce future federal taxable income, all of which are expected to be available for use in 2014. The Company also had approximately $4.7 billion of NOLs to reduce future state taxable income, all of which are expected to be available for use in 2014. The Company’s net deferred tax asset, which includes the NOL, is subject to a full valuation allowance. As of Dec. 31, 2013, the tax affected valuation allowances associated with federal and state NOLs approximate $4.7 billion and $0.4 billion, respectively. In accordance with generally accepted accounting principles, utilization of NOLs to offset book taxable income reduces the net deferred tax asset and results in the release of corresponding valuation allowances, which offset the tax provision on our income statement dollar for dollar. The Company may be obligated to record and pay income tax related to certain states and foreign jurisdictions where NOLs may be limited or not available to be used. The Company currently expects this expense to be less than $5 million per quarter.

•	Ownership Restrictions—Under AAG’s certificate of incorporation, AAG common stock (AAL) is subject to certain transfer restrictions designed to preserve its NOLs and related income tax benefits. A copy of the certificate of incorporation was contained in a Form 8-K filed by AAG with the Securities and Exchange Commission on Dec. 9, 2013.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update

April 8, 2014

Mainline Comments

•	Combined mainline data includes American Airlines and US Airways operated flights, and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

•	The data in the table below includes the historical non-GAAP financial results, which reflect certain reclassifications to conform to the new American Airlines Group Inc. financial statement presentation.

•	First quarter mainline CASM excluding fuel, special items and profit sharing increased by approximately 100 basis points over previous guidance due primarily to fewer ASMs flown resulting from weather related cancellations and the impact of a higher stock price on certain stock based variable compensation. The Company estimates that each $1 per share increase in the price of its common stock during the quarter resulted in approximately $3 million in increased stock related compensation expense in the first quarter.

	American Airlines Group
	4Q13A4	FY13A4	1Q14E	2Q14E	3Q14E	4Q14E	FY14E
Mainline Guidance
Available Seat Miles (ASMs) (bil)	57.0	231.9	~56.8	~61.0	~62.3	~59.5	239.6
CASM ex fuel, special items and profit sharing (YOY % change)[1]	8.49	8.37	+4% to +6%	+2% to +4%	+3% to +5%	+1% to +3%	+2% to +4%

Cargo Revenues ($ mil)	227	830	~210	~210	~210	~230	~860
Other Revenues ($ mil)[2]	1,003	4,016	~1,120	~1,150	~1,130	~1,120	~4,520

Average Fuel Price (incl. taxes & hedges)
($/gal) (as of 4/03/14)	$3.06	$3.08	3.08 to 3.13	2.96 to 3.01	2.96 to 3.01	2.92 to 2.97	2.98 to 3.03
Fuel Gallons Consumed (mil)	882	3,608	~872	~929	~953	~902	~3,656

Interest Income ($ mil)	(6)	(22)	~(6)	~(7)	~(7)	~(8)	~(28)
Interest Expense ($ mil)[2]	259	1,027	~212	~225	~230	~230	~897
Other Non-Operating (Income)/Expense ($mil)[2,3]	13	41	~10	~2	~2	~2	~16

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX			~(160)	~(290)	~(210)	~(240)	~(900)
Net Aircraft CAPEX & PDPs			~(476)	~(220)	~(260)	~(280)	~(1,236)

Notes:

1.	CASM ex fuel, special items and profit sharing is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Excludes special items; please see the GAAP to non-GAAP reconciliation at the end of this document.
3.	Other Non-Operating (Income)/Expense includes primarily gains and losses from foreign currency.
4.	Fourth quarter and full year 2013 results represent combined data assuming US Airways was included in the results for the full period, as further described in our January 28, 2014 earnings press release.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update

April 8, 2014

Regional Comments

•	AAG receives feed from 10 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines, and Piedmont Airlines.

•	The data in the table below includes the historical non-GAAP financial results, which reflect certain reclassifications to conform to the new American Airlines Group Inc. financial statement presentation.

•	All operating expenses (including capacity purchase agreements) associated with regional operations are included within the regional non-fuel operating expense line item on the income statement.

•	First quarter regional CASM excluding fuel and special items increased by 300 basis points from previous guidance due to fewer ASMs flown resulting from weather related cancellations.

	American Airlines Group
	4Q13A4	FY13A4	1Q14E	2Q14E	3Q14E	4Q14E	FY14E
Regional Guidance
Available Seat Miles (ASMs) (bil)	6.95	28.04	~6.56	~7.13	~7.34	~7.30	~28.33
CASM ex fuel and special items (YOY %change)[1]	15.73	15.38	+5% to +7%	+4% to +6%	+3% to +5%	-1% to +1%	+2% to +4%

Average Fuel Price (incl. taxes & hedges) ($/gal) (as of 4/03/14)	3.04	3.07	3.07 to 3.12	2.94 to 2.99	2.94 to 2.99	2.90 to 2.95	2.96 to 3.01
Fuel Gallons Consumed (mil)	170	687	~161	~174	~179	~176	~690

Regional Airlines

Envoy[2]	Air Wisconsin Airlines Corporation
SkyWest Airlines, Inc.	Mesa Airlines, Inc.
ExpressJet Airlines, Inc.	Piedmont Airlines, Inc.[2]
Republic Airline Inc.	PSA Airlines, Inc.[2]
Chautauqua Airlines, Inc.	Trans States Airlines, Inc.[3]

Notes:

1.	CASM ex fuel expense and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of American Airlines Group Inc.
3.	Pro-rate agreement.
4.	Fourth quarter and full year 2013 results represent combined data assuming US Airways was included in the results for the full period, as further described in our January 28, 2014 earnings press release.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update

April 8, 2014

Fleet Comments

•	The Company expects to take delivery of 83 mainline aircraft during 2014, consisting of 10 A319s, 42 A321s, 3 A332s, 20 B738s, 2 B788s and 6 B773s. In addition, the company expects to retire 26 MD80s, 14 B734s, 22 B757s, 5 A320s and 13 B762s by the end of 2014 (all B734 aircraft are expected to exit the fleet by the end of Q3 2014).

•	In 2014, the Company expects to take delivery of 15 CR9 aircraft at its wholly owned subsidiary PSA Airlines. In addition, the Company’s partner airlines will take delivery of 4 CR9 aircraft and 24 E175 aircraft. The Company expects to retire 40 E140 aircraft and 2 Dash-100 aircraft.

•	In April 2014, the Company exercised its option to purchase and terminated its existing lease financing arrangements with respect to 62 Airbus A320 family aircraft scheduled to be delivered between 1st quarter 2015 and 3rd quarter 2017. In connection with its exercise of such option, the Company also exercised its right to convert firm orders for 30 Airbus A320 family NEO aircraft, scheduled to be delivered in 2021 and 2022, to options to acquire such aircraft.

	Mainline Ending Fleet Count
	2013A	1QA	2QE	3QE	4QE
A319	108	108	112	114	118
A320	70	68	68	67	65
A321	96	108	116	132	138
A332	12	13	15	15	15
A333	9	9	9	9	9
B734	14	13	8	—	—
B738	226	231	236	240	246
B757	117	116	103	99	95
B762	20	15	8	7	7
B763	58	58	58	58	58
B772	47	47	47	47	47
B773	10	11	13	14	16
B788	—	—	—	—	2
E190	20	20	20	20	20
MD80	163	160	153	143	137

	970	977	966	965	973

	Regional Ending Fleet Count
	2013A	1QA	2QE	3QE	4QE
CR2	138	138	138	138	138
CR7	61	61	61	61	61
CR9	51	51	55	63	70
Dash-100	29	28	27	27	27
Dash-300	11	11	11	11	11
E170	20	20	20	20	20
E175	56	62	68	74	80
E140	74	71	49	37	34
E145	118	118	118	118	118

	558	560	547	549	559

Notes:

1.	Fleet counts include aircraft in temporary storage and aircraft that have yet to be returned to lessors.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding

April 8, 2014

Shares Outstanding Comments

•	The estimated weighted average shares outstanding for the remainder of the year are listed below.

•	Pursuant to the Plan of Reorganization and the related Merger Agreement, the Company became obligated to issue approximately 756 million shares of common stock (assuming, among other things, conversion of all shares of convertible preferred stock). The Company’s estimated diluted share count is approximately 742 million for the first quarter of 2014. The decrease in diluted share count is primarily due to approximately 15 million aggregate shares withheld on the initial Dec. 9, 2013 and subsequent Jan. 9, Feb. 7, Mar. 10, 2014 distribution dates in satisfaction of employee tax obligations. The Company expects to withhold approximately 4.6 million shares of common stock on the Apr. 9, 2014 distribution date in connection with the net issuance of shares to employees.

2014 Shares Outstanding ($ and shares mil)1

	Shares
For Q1	Basic	Diluted
Earnings	725	742
Net loss	725	725

	Shares
For Q2[2] -Q4 Average	Basic	Diluted
Earnings	722	738
Net loss	722	722

	Shares
For FY 2014 Average	Basic	Diluted
Earnings	722	739
Net loss	722	722

Notes:

1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.
2.	The Company elected to utilize the cash settlement feature for the remaining $22 million principal amount of US Airways Group 7.25% convertible notes due May 15, 2014, resulting in a reduction of approximately 4 million shares.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation

April 8, 2014

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items and profit sharing and regional CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	American Airlines Group Inc GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	4Q13	FY13	1Q14 Range		2Q14 Range		3Q14 Range		4Q14 Range		FY14 Range
	Actual	Actual	Low	High	Low	High	Low	High	Low	High	Low	High
Mainline
Mainline operating expenses[1]	$8,080	$31,423	$7,778	$7,919	$7,902	$8,049	$8,031	$8,180	$7,736	$7,882	$31,346	$31,930
Less mainline fuel	2,697	11,109	2,686	2,729	2,750	2,796	2,821	2,869	2,634	2,679	10,890	11,073
Less special items	497	697	—	—	—	—	—	—	—	—	—	—
Less profit sharing	49	209	—	—	—	—	—	—	—	—	—	—

Mainline operating expense excluding fuel, special items and profit sharing	4,837	19,408	5,092	5,190	5,152	5,253	5,211	5,312	5,102	5,203	20,456	20,857

Mainline CASM (cts)[1]	14.17	13.55	13.69	13.94	12.95	13.20	12.89	13.13	13.00	13.25	13.08	13.33

Mainline CASM excluding fuel, special items and profit sharing (Non-GAAP) (cts)	8.49	8.37	8.96	9.14	8.45	8.61	8.36	8.53	8.57	8.74	8.54	8.70

Mainline ASMs (bil)	57.0	231.9	56.8	56.8	61.0	61.0	62.3	62.3	59.5	59.5	239.6	239.6

Regional
Regional operating expenses	$1,615	$6,417	$1,585	$1,613	$1,625	$1,655	$1,659	$1,690	$1,646	$1,678	$6,487	$6,608
Less regional fuel expense	517	2,108	494	502	512	520	526	535	510	519	2,042	2,077
Less special items	5	(4)	—	—	—	—	—	—	—	—	—	—

Regional operating expenses excluding fuel and special items	1,093	4,313	1,090	1,111	1,114	1,135	1,133	1,155	1,136	1,159	4,444	4,531

Regional CASM (cts)	23.24	22.88	24.16	24.60	22.80	23.22	22.60	23.02	22.55	22.99	22.90	23.33

Regional CASM excluding fuel and special items (Non-GAAP) (cts)	15.73	15.38	16.62	16.94	15.62	15.92	15.43	15.73	15.56	15.88	15.69	16.00

Regional ASMs (bil)	6.95	28.04	6.56	6.56	7.13	7.13	7.34	7.34	7.30	7.30	28.33	28.33

Other Revenues
Other Revenues	$1,034	$4,047	1,120	1,120	1,150	1,150	1,130	1,130	1,120	1,120	4,520	4,520
Less special items	31	31	—	—	—	—	—	—	—	—	—	—

Other Revenues excluding special items	1,003	4,016	1,120	1,120	1,150	1,150	1,130	1,130	1,120	1,120	4,520	4,520

Interest Expense
Interest Expense	$279	$1,184	212	212	225	225	230	230	230	230	897	897
Less special items	20	157	—	—	—	—	—	—	—	—	—	—

Interest Expense excluding special items	259	1,027	212	212	225	225	230	230	230	230	897	897

Other Non-Operating (Income)/Expense
Other non-operating (income)/expense	$14	$102	10	10	2	2	2	2	2	2	16	16
Less special items	1	61	—	—	—	—	—	—	—	—	—	—

Other non-operating (income)/expense excluding special items	13	41	10	10	2	2	2	2	2	2	16	16

Notes: Amounts may not recalculate due to rounding.

(1)	Forecasted mainline operating expenses exclude profit sharing and special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements

April 8, 2014

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of several lawsuits that were filed in connection with the merger transaction with US Airways Group, Inc. and remain pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Certificate of Incorporation and Bylaws that limit foreign owners’ ability to vote and own its equity interests, including its common stock, its preferred stock and convertible notes; the effect of limitations in the Company’s Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the filings of US Airways Group, Inc. and the Company with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Please refer to the footnotes and the forward looking statements page of this document for additional information